                                                               EXHIBIT (a)(1)(F)

To All Microsemi Optionholders Eligible to Participate in the Offer to Exchange:

REMINDER - Whether or not you are electing to exchange any of your Eligible Option Grants under the Stock Option Exchange Program, the deadline to deliver your Acknowledgement and Election Form to Microsemi is December 6, 2002 at 5 o'clock p.m., U.S. Pacific Standard Time.

A copy of the Acknowledgement and Election Form along with instructions for completing and delivering the form can be obtained by contacting Microsemi by email at ExchangeOfferElectionForms@microsemi.com or by facsimile to 1-866-803-2718. We cannot accept late submissions, and therefore we urge you to respond early to avoid any last minute problems.

If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then you still must return an Acknowledgement and Election Form (in such case writing "decline" as to each Eligible Option Grant).

If you have questions regarding the Stock Option Exchange Program, contact Microsemi by email to ExchangeOfferQuestions@microsemi.com or by facsimile to 1-866-804-2705.

                                       1